EXHIBIT 5

May 16, 2018

American Electric Power Company, Inc.
1 Riverside Plaza
Columbus, Ohio 43215

Ladies and Gentlemen:

I am Associate General Counsel of American Electric Power Service Corporation, a wholly owned subsidiary of American Electric Power Company, Inc., a New York corporation (the "Company"), and in such capacity I have examined the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of $200,000,000 of deferred compensation obligations (the "Obligations"), which will represent unsecured obligations of the Company issued under the American Electric Power System Incentive Compensation Deferral Plan and the American Electric Power System Supplemental Retirement Savings Plan (the "Plans").

I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as I have deemed necessary or appropriate as a basis for the opinions expressed below.

Based upon and subject to the foregoing, I am of the opinion that when issued by the Company in the manner provided in the Plans, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general principles of equity.

I hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Thomas G. Berkemeyer